July 23, 2004

Board of Directors

Focal Communications Corporation

200 N. LaSalle Street, Suite 1100

Chicago, IL 60601

Re:	Registration Statement on Form S-4 of CORVIS CORPORATION
(File No. 333-116415)

Lady and Gentlemen:

Reference is made to our opinion letter, dated March 3, 2004 and addressed to the Board of Directors of Focal Communications Corporation (the “Company”), with respect to the fairness as of such date from a financial point of view to the holders of the outstanding shares of the Company’s Company Stock (as defined therein) of the Merger Consideration (as defined therein) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of March 3, 2004, among the Corvis Corporation, Corvis Acquisition Company, Inc. and the Company.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and on the condition that it not be disclosed or provided to any other person without our prior written consent, except that we agreed that the opinion letter may be included in its entirety as an exhibit to a proxy or information statement to be sent to the holders of the Company Stock, provided that we approved any description of the opinion, Miller Buckfire Lewis Ying & Co., LLC and the services that we have performed for the Company contained in such proxy or information statement.

We understand that the Company has determined to include our opinion in the Registration Statement on Form S-4 of Corvis Corporation (File No. 333-116415) (the “Registration Statement”). We hereby consent to the references to and description of our opinion under the captions “Summary,” “The Merger—Background to the Merger,” “The Merger—Focal’s Reasons for the Merger,” “The Merger—Opinion of the Financial Advisor to the Focal Board of Directors” and “The Merger—Financial Analysis of the Financial Advisor to the Focal Board of Directors” of the Registration Statement and the Proxy Statement/Prospectus forming a part thereof, and to the inclusion of such opinion letter in its entirety as an exhibit to such Registration Statement and Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Miller Buckfire Lewis Ying & Co., LLC

MILLER BUCKFIRE LEWIS YING & CO., LLC